THIS RE-SUBMISSION IS TO CORRECT PRE 14A TO DEF 14A

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of National Data Corporation, a Delaware corporation (the "Company"), will beheld at the Company's offices at National Data Plaza, Atlanta, Georgia, on November 17, 1994, at 11:00 A.M., Atlanta time, for the following purposes:

1. To elect two directors in Class II to serve until the annual meeting of stockholders in 1997, or in the case of each director, until his successor is duly elected and qualified;

2.   To vote on a proposal to amend the National Data Corporation
     1981 Employee Stock Purchase Plan to increase the number of shares that may be issued thereunder from 600,000 to 900,000.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 19, 1994 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at the offices of the Company during the ten days prior to the Annual Meeting.

By Order of the Board of Directors


E. MICHAEL INGRAM, Secretary





Dated: September 20, 1994

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING IN PERSON, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

NATIONAL DATA CORPORATION

PROXY STATEMENT

ANNUAL MEETING - NOVEMBER 17, 1994

The enclosed proxy is solicited by the Board of Directors of National Data Corporation (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on November 17, 1994, and at any adjournments thereof. The enclosed proxy is revocable at any time before its exercise at the Annual Meeting by (i) written notice to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

This Proxy Statement is being mailed by the Company to its stockholders on or about September 21, 1994. The Company's Annual
Report to Stockholders for the fiscal year ended May 31, 1994, including financial statements, is being sent to the stockholders with this Proxy Statement.

Only holders of record of the Company's Common Stock, par value $.125 per share (the "Common Stock"), as of the close of the business on September 19, 1994 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date the Company had 12,697,018 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting. A stockholder is entitled to one vote for each share of Common Stock held.

1. ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The terms of directors of Class II expire with this Annual Meeting. The directors in Class III and Class I expire at the 1995 and 1996 annual meetings of stockholders. The stockholders are being asked to vote on the election to Class II of Messrs. Edward L. Barlow and Neil Williams, both of whom are currently Class II directors.

Each Class II director will be elected to hold office until the 1997 annual meeting of stockholders and thereafter until his successor has been duly elected and qualified. The persons named in the enclosed proxy intend to vote the shares represented thereby in favor of the election to the Board of each of the two Class II nominees whose names appear below, unless authority to vote for either or both of the nominees is withheld or such proxy has previously been revoked. It is anticipated that management stockholders of the Company will grant authority to vote for the election of both nominees. In the event that either nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominee and for such other persons as they may select.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of the nominees. With respect to abstentions, the shares are considered present at the meeting, but since they are not affirmative votes, they will have the same effect as votes against the proposal. With respect to broker non-votes, the shares are not considered present at the meeting for the particular proposal for which the broker withheld authority.

The Board of Directors recommends that stockholders check "Authority Granted" to vote for the election of both of the nominees. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted "FOR" both of the nominees.

Certain Information Concerning Nominees and Directors

The following table sets forth the names of the nominees and the directors continuing in office, their ages, the month and year in which they first became directors of the Company, their positions with the Company, their principal occupations and employers for at least the past five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on committees of the Board, see "Other Information About the Board and its Committees" below.

                      Month and      Positions with the Company,
                      Year First     Principal Occupations During
                      Became a       at Least Past Five Years,
Name and Age          Director       and Other Directorships

NOMINEES FOR DIRECTOR
Class II
For Three-Year Term Expiring Annual Meeting 1997

Edward L. Barlow      January 1969   Director of the Company
(59)                                 General Partner, Whitcom
                                     Partners
                                     (an investment partnership), New
                                     York.

Neil Williams         April 1977     Director of the Company
(58)                                 Managing Partner, Alston & Bird
                                     (Attorneys and Counsel
                                     for the Company), Atlanta.

MEMBERS OF THE BOARD OF DIRECTORS
CONTINUING IN OFFICE
Class III
Term Expiring Annual Meeting 1995

Don W. Sands          September 1989 Director of the Company
(68)                                 Chairman, Georgia World Congress
                                     Center, Atlanta (since 1993);
                                     Chief Executive
                                     Officer Emeritus and Counselor
                                     to the Board of Directors
                                     of Gold Kist Inc. (a diversified
                                     agricultural co-operative
                                     association), Atlanta
                                     (since November 1991);
                                     President, Chief Executive
                                     Officer, and Chairman of the
                                     Management Executive
                                     Committee of Gold Kist Inc.
                                     (1988-1991)
                                     Director of Golden Poultry Co.

Ira C. Herbert         July 1990     Director of the Company
                                     Retired
                                     Former President, Coca-Cola
                                     North America and
                                     other executive positions, The
                                     Coca-Cola
                                     Company, Atlanta (1965-1992).
Class I
Term Expiring Annual Meeting 1996

Robert A. Yellowlees    April 1985   Chairman of the Board (since
                                     June 1992) and
(55)                                 Chief Executive Officer and
                                     President and
                                     Chief Opeating Officer (since
                                     May 1992)
                                     of the Company
                                     Various management and executive
                                     positions
                                     with International Business
                                     Machines
                                     Corporation (1960-1982);
                                     Chairman,
                                     Spectrum Research Group, Inc.
                                     (consultants on the
                                     management of technology),
                                     Atlanta
                                     Director of John H. Harland Co.

James B. Edwards       January 1989  Director of the Company
(67)                                 President, The Medical
                                     University of South
                                     Carolina
                                     Director of Phillips Petroleum
                                     Company;
                                     Brendle's, Inc.; SCANA
                                     Corporation;
                                     Chemical Waste Management, Inc.;
                                     Imo Industries, Inc.; and
                                     Communications Satellite
                                     Corporation.

Other Information About the Board and Its Committees

Meetings and Compensation. During the fiscal year ended May 31, 1994, the Company's Board of Directors held 14 meetings. The Company's policy regarding the compensation of directors is to pay directors who are not also employees of the Company $2,000 per month plus $1,000 per meeting attended. Each member of the Audit and Compensation Committees receives $1,000 per Audit or Compensation Committee meeting attended in addition to his other compensation as a director.

Non-employee directors are also eligible for certain retirement benefits. Upon reaching retirement age (70 years of age), each non-employee director with five or more years of service to the Company as a director will receive a retirement benefit which will generally continue annually thereafter for the lesser of (i) the number of years equal to the number of years the individual served as a director or (ii) ten years. In the case of non-employee directors with greater than ten years service as a director on the effective date of the retirement plan (December 18, 1991), however, the retirement benefit will continue for fifteen years. The retirement benefit will be calculated from a base amount equal to the annual retainer for non-employee directors in effect on the date of a director's retirement. The retired director would receive as the retirement benefit 50% of the base amount plus 10% for each year of service up to 100% of the base amount for ten years' service. As of September 19, 1994, Messrs. Barlow, Williams, Edwards, Sands and Herbert had 25-8/12, 17-5/12, 5-8/12, 5 and 4-2/12 years of service as directors for purposes of the Directors Retirement Plan. In the event of a change in control of the Company, each non-employee director will be deemed to have completed 10 years of service as a director and will be paid the retirement benefit if his service as a director of the Company is terminated, with his benefit commencing upon his termination as a director.

The Company also maintains the 1984 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which was approved by the stockholders in 1984 and amended by the stockholders in 1989. The Directors Plan currently provides that non-employee directors may be granted options for up to a total of 230,000 shares of Common Stock under the Directors Plan; that each eligible director may receive up to five options to purchase 5,000 shares, one for each year of service as a director; and that each newly elected director be granted an option to acquire 5,000 shares after the first annual meeting of stockholders following such director's election. Options granted under the Directors Plan are exercisable immediately at a price equal to the fair market value (as defined in the Directors
Plan) of Common Stock at the date of the grant.

During the 1994 fiscal year (which ended on May 31, 1994), options for 25,000 shares of Common Stock were granted under the Directors Plan to non-employee directors at a purchase price per share of $16.25. In the 1994 fiscal year, no options were exercised under the Directors Plan.

Committees. The Company's Board of Directors has an Audit Committee, a Stock Option Committee and a Compensation Committee. The Company does not have a nominating committee. The full Board of Directors performs the function which would be performed by a nominating committee. Certain information regarding the functions of the Board's Committees and their present membership is provided below.

Audit Committee. The Company's Board of Directors has an Audit Committee composed of Messrs. Barlow (Chairman), Sands and Williams. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the next fiscal year, reviews with the independent auditors the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing, and inquires as to the adequacy of the Company's internal accounting controls. During the fiscal year ended May 31, 1994, the Audit Committee held three meetings, each of which was separate from regular Board meetings.

Stock Option Committee. The Board of Directors has a Stock Option Committee composed of Messrs. Edwards, Herbert (Chairman) and Sands to administer the Company's 1982 Incentive Stock Option Plan, the Company's 1983 Restricted Stock Plan, and the Company's 1987 Stock Option Plan. During the fiscal year ended May 31, 1994, the Stock Option Committee held seven meetings, each of which was held at regular Board meetings.

Compensation Committee Interlocks and Insider Participation. The Board of Directors also has a Compensation Committee composed of Messrs. Edwards and Herbert (Chairman). This Committee reviews and recommends to the Board levels of compensation for the Company's executive officers. During the fiscal year ended May 31, 1994, the Compensation Committee held six meetings, all of which were separate from regular Board meetings. Neither of the members of the Compensation Committee served as an officer or an employee of the Company during the fiscal year ended May 31, 1994.

Common Stock Ownership of Management

The following table sets forth information as of September 19, 1994 with respect to the beneficial ownership of Common Stock by the directors of the Company, by each of the executive officers named in the Summary Compensation Table on page 9, and by the 15 persons, as a group, who were directors and/or executive officers of the Company on September 19, 1994.


                           Amount and Nature of                      Percent
Name                       Beneficial Ownership <F1>                 Class <F1>

Edward L. Barlow            75,000 <F2>                               *
Neil Williams               50,890 <F3>                               *
Robert A. Yellowlees       291,431 <F4>                               2.3%
James B. Edwards            25,300 <F5>                               *
Don W. Sands                32,500 <F6>                               *
Ira C. Herbert              20,000 <F7>                               *
J. David Lyons                   0                                    -
James R. Henderson           9,250 <F8>                               *
Jerry W. Braxt              18,496 <F9>                               *
Kevin C. Shea               36,005 <F10>                              *
All Directors and
 Executive Officers
 (15 persons) as a Group   593,336 <F11>                              4.5%

*Less than one percent.

<F1> The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated.
<F2> This amount includes 40,000 shares of Common Stock of which Mr.
     Barlow has the right to acquire beneficial ownership.
<F3> This amount includes 40,000 shares of Common Stock of which Mr.
     Williams has the right to acquire beneficial ownership.
<F4> This amount includes 153,000 shares of Common Stock of which Mr.
     Yellowlees has the right to acquire beneficial ownership, 62,333 shares of restricted stock over which he currently has sole voting power only and 1,893 shares held by Mr. Yellowlees' wife as to which he disclaims all beneficial ownership.
<F5> This amount includes 25,000 shares of Common Stock of which Mr.
     Edwards has the right to acquire beneficial ownership.
<F6> This amount includes 25,000 shares of Common Stock of which Mr.
     Sands has the right to acquire beneficial ownership.
<F7> This amount consists of 20,000 shares of Common Stock of which
     Mr. Herbert has the right to acquire beneficial ownership.
<F8> This amount consists of 6,250 shares of Common Stock of which
     Mr. Henderson has the right to acquire beneficial ownership and 3,000 shares of restricted stock over which he currently has sole voting power only.
<F9> This amount includes 13,500 shares of Common Stock of which Mr.
     Braxton has the right to acquire beneficial ownershipand 3,000 shares of restricted stock over which he currently has sole voting power only.
<F10>     This amount includes 28,417 shares of Common Stock of which
          Mr. Shea has the right to acquire beneficial ownership and 3,000 shares of restricted stock over which he currently has sole voting power only.
<F11>     This amount includes 372,253 shares of Common Stock of
          which the directors and executive officers, as a group, have the right to acquire beneficial ownership and 77,833 shares of restricted stock over which the beneficial owners have sole voting power only.

Common Stock Ownership by Certain Other Persons

The following table sets forth information as of the date indicated with respect to the only persons who are known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address                                    Amount and Nature             Percent
of Beneficial Owner            Date                 of Beneficial Ownership       of Class

Joseph L. Harrosh <F1>         April 8, 1994        817,100                       6.8%
 40900 Grimmer Blvd.
 Fremont, CA 94538

Montgomery Asset <F2>          February 11, 1994    787,482                       6.4%
 Management, L.P.
 600 Montgomery Street
 San Francisco, CA 94111

<F1> This information is contained in an amendment dated April 18,
     1994, to a Schedule 13D originally dated October 14, 1992 filed by Mr. Harrosh with the Securities and Exchange Commission, copies of which were received by the Company. Such Schedule 13D, as amended, states that the reporting person has sole dispositive and voting power with respect to all such shares.
<F2> This information is contained in a Schedule 13G dated February
     11, 1994 filed by Montgomery Asset Management, L.P. with the Securities and Exchange Commission, a copy of which was received by the Company. Such Schedule 13G states that Montgomery Asset Management has sole voting and dispositive power with respect to all such shares.

Report of the Compensation and Stock Option Committees

Decisions on compensation of the Company's executive officers generally are made by the two-member Compensation Committee of the Board. Decisions on the stock-based plans are made by the three-member Stock Option Committee. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Decisions of the Stock Option Committee are made solely by that committee in order for awards or grants under the Company's equity-based plans to satisfy Rule 16b-3 pursuant to the Securities Exchange Act of 1934, as amended.

The Company's primary objective in designing and implementing its compensation programs is to maximize stockholder value over time through alignment of employee compensation with this objective. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Compensation and Stock Option Committees is to develop executive compensation policies and equity-based programs which are consistent with and linked to the Company's strategic and annual business objectives.

Compensation Philosophy

The Compensation and Stock Option Committees have adopted certain principles which they apply in structuring the compensation opportunity for executive officers. These are:

Long Term and At-Risk Focus. A significant percentage of total compensation for executive officers should be composed of long term, at-risk rewards to focus senior management on the long term interests of stockholders. Equity-based plans should comprise a major part of the long term, at-risk portion of total compensation to encourage stockholder value-based management decisions, and to link compensation to Company performance and stockholder interests.

Short Term and At Risk Focus. A significant portion of cash compensation for executives is linked to achievement of the annual business plan. This includes cash bonuses that may be approved by the Compensation Committee relating to those objectives. There is real risk in bonuses paid under this plan, recognizing variability in individual, unit and overall company performance.

Competitiveness. Base pay and total compensation should be competitive with other similar companies based upon size, products and markets. A proxy survey of peer group companies is conducted periodically. The peer group surveyed is a subset of the companies contained in the Standard and Poor's Computer Software and Services Index used in the stockholder return analysis shown later.

Stock Option Awards and Restricted Stock Grants

Equity-based compensation comprises a significant portion of the Company's executive officer compensation programs. These plans are administered solely by the Stock Option Committee. There are two Company plans utilized for this component of executive officer, long term, equity-oriented compensation. These involve Stock Options and Restricted Stock grants:
Stock Options. Options provide executive officers with the opportunity to achieve an equity interest in the Company. Stock options are granted at 100% of fair market value on the date of grant and have 10-year terms. In the past, stock options generally became exercisable in one-fourth increments annually beginning one year after grant. Effective with grants after May 31, 1994, the Stock Option Committee adopted an extended vesting schedule under which options vest 20% two years after the date of grant, an additional 25% after three years, an additional 25% after four years, and the remaining 30% after five years. The objective of this change was to further emphasize a long term focus by executive officers in the acquisition and holding of Common Stock. The number of stock options granted to an individual is based upon the responsibility level of the individual's position, the individual's potential and current per-formance and external competitive conditions, with an objective of fostering broad-based equity participation. Annual grant amounts vary as a result of the individual's prior year and potential future performance and the number of options required to achieve target grant values based on the prevailing fair market value of the Common Stock.

Restricted Stock. Restricted stock grants are designed to further focus executive officers on the longer term performance of the Company. Grants of restricted shares are subject to forfeiture if an executive officer, among other conditions, fails to perform or leaves the Company prior to expiration of the restricted period. Restricted periods are generally from two to three years.

New Target Stock Ownership Plan

The Company's Board of Directors and management believe that significant stock ownership is a major incentive in building stockholder value and aligning the interests of executives and stockholders. The Board has therefore recently adopted guidelines for minimum stock ownership by senior executives.

To encourage this growth in stockholder wealth, the Company believes that senior executives who are in a position to make a significant contribution to the long term success of the Company should have a significant stake in its ongoing success. Guidelines are based upon a multiple of base salary and range from .8 to 3 times annual salary amounts. Executives are encouraged to achieve these guidelines by building stock ownership over a period of approximately five years.

Chief Executive Officer's Compensation
Mr. Yellowlees' fiscal year 1994 compensation derived primarily from commitments under Mr. Yellowlees' employment agreement (see "Employment Agreements -Robert A. Yellowlees" below) entered into prior to fiscal year 1994. The only decisions affecting compensation made after that date related to Mr. Yellowlees' fiscal year 1994 incentive bonus payment, and grants of stock options and restricted stock.

Mr. Yellowlees' target annual bonus was set in his employment agreement, based upon non-specific quantitative and qualitative performance. In deciding upon Mr. Yellowlees' fiscal year 1994 bonus payment, the factors given the greatest weight were the Company's 31% improvement from year to year in earnings per share, 22% improvement in productivity (as measured by comparative gross margins), 16% increase in market valuation, and the reversal of negative revenue trends. In addition, the Compensation Committee recognized the progress made in developing strategies and focusing the Company's energies in areas designed to produce sustained future growth.

Mr. Yellowlees' base salary was established in May 1992, when he accepted the positions of chairman and chief executive officer, and president and chief operating officer. It was based upon the Company's previous history for compensation of the executives that he succeeded, as well as information gathered regarding base salaries of comparable executives at other companies in the Company's industry. Effective June 1, 1993, Mr. Yellowlees received a base compensation increase of 10%. This increase was based upon the Compensation Committee's evaluation of Mr. Yellowlees' performance regarding revenue and profit results for fiscal year 1993, and achievements in repositioning the Company. During a six month period beginning March 1994, Mr. Yellowlees waived 10% of his base compensation in recognition of the need to set a leadership example in the continuing effort to reduce expenses.

The Compensation Committee's general approach in setting Mr. Yellowlees' target annual compensation is to seek to be competitive with other companies in the Company's industry, but to have a large percentage of his target compensation based upon current year performance as well as actions to provide sustained long term growth in stockholder value. To accomplish this a mix of cash and stock options are provided to Mr. Yellowlees, which include a significant element of risk that is based upon the Company's performance. In accordance with this general approach, and in recognition of Mr. Yellowlees' performance regarding revenue and profit results in fiscal year 1993, the Stock Option Committee awarded Mr. Yellowlees 26,000 shares of restricted stock and granted him options to purchase 116,000 shares of Common Stock.

In May 1994, the Compensation Committee recommended, and the full Board of Directors initiated action, to extend Mr. Yellowlees' employment agreement for a term of three years from the expiration of his existing agreement. See "Employment Agreements" below. The decision to renew Mr. Yellowlees' employment agreement was based on several factors. Included among the considerations were the progress made in developing a new strategy for the Company focusing on revenue growth and productivity improvements, as well as the Company's financial and market valuation performance during the first two years of Mr. Yellowlees' tenure and the outlook for continuation of these trends. Also considered was the requirement in Mr. Yellowlees' existing agreement that its renewal be negotiated by the end of the second year of the current agreement. The Compensation Committee believes that it is in the best interests of the Company's stockholders to ensure the retention of Mr. Yellowlees for this renewal term.

COMPENSATION COMMITTEE
James B. Edwards
Ira C. Herbert

STOCK OPTION COMMITTEE
James B. Edwards
Ira C. Herbert
Don W. Sands

Compensation and Other Benefits

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended May 31, 1994 ("1994 fiscal year"), 1993 ("1993 fiscal year") and 1992 ("1992 fiscal year"), for (i) the Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation
                         Annual Compensation                  Awards
                                                              Restricted Stock       All Other
Name and                 Fiscal                               Award(s)    Options    Compensation
Principal Position       Year<F1>   Salary ($)   Bonus ($)    ($)<F2>     (#)<F3>    ($)<F4>

Robert A. Yellowlees     1994       $427,806     $175,000     $396,500    116,000    $66,488
 Chairman and Chief      1993        399,557       95,000    1,259,250    138,000     57,131
 Executive Officer and   1992<F5>          -            -            -     90,000          -
 President and Chief
 Operating Officer

J. David Lyons           1994        168,635       55,917<F6>        -     25,000      1,440
 Executive Vice          1993<F7>          -            -            -          -          -
 President,              1992<F7>          -            -            -          -          -
 Marketing & Sales

James R. Henderson       1994        185,000       19,500       45,750     13,000      1,114
 Executive Vice          1993        131,032       45,000            -     25,000        310
 President, Health Care  1992<F8>          -            -            -          -          -
 Application Systems
 and Services

Jerry W. Braxton         1994        158,077       20,000       45,750     10,000      5,321
 Executive Vice          1993        145,976       40,000            -     12,000        834
 President and Chief     1992<F9>     62,293            -            -     15,000          -
 Financial Officer

Kevin C. Shea            1994        144,200       19,000       45,750     10,000        488
 Executive Vice          1993        141,741       40,000            -     18,667      1,027
 President, Retail       1992        134,178            -            -     15,000          -
 Applications Systems
 and Services

<F1> In accordance with the transitional provisions applicable to the revised rules on executive officers and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1992 fiscal year.
<F2> All awards of restricted shares to the Named Executive Officers have been made under the National Data Corporation 1983 Restricted Stock Plan and are valued in the table based upon the closing market prices of the Common Stock on the grant dates. Grantees have the right to vote and dividends are payable to the grantees with respect to all awards of restricted shares reported in this column. As of May 31, 1994, the shares listed in the table were the only outstanding grants of restricted shares. The restrictions on 36,334 and 36,333 shares awarded to Mr. Yellowlees expired on June 1, 1993, and June 1, 1994, respectively, and the restrictions on 36,333 and 26,000 shares will expire on June 1, 1995 and May 17, 1995, respectively. The restrictions on the awards to Messrs. Henderson, Braxton and Shea all expire on June 27, 1995. The value of the restricted stock held by the Named Executive Officers at May 31, 1994 was $1,652,656, $50,250, $50,250 and $50,250 for Messrs.
     Yellowlees, Henderson, Braxton and Shea, respectively. The numbers of shares of restricted stock held by Messrs. Yellowlees, Henderson, Braxton and Shea at May 31, 1994 were 98,666, 3,000, 3,000, and 3,000, respectively.
<F3> All option awards granted to the Named Executive Officers were made under the National Data Corporation 1987 Stock Option Plan.
<F4> For the 1994 fiscal year, includes for each of the indicated
     individuals the following amounts representing (i) Company contributions to the Company's Employee Savings Plan: Mr. Yellowlees - $4,500 and Mr. Braxton - $4,422 and (ii) insurance premiums paid by the Company for term life insurance policies for the benefit of the Named Executive Officer: Mr. Yellowlees
     - $61,988; Mr. Lyons - $1,440; Mr. Henderson - $1,114; Mr.
     Braxton - $899 and Mr. Shea - $488.
<F5> Mr. Yellowlees became an executive officer in May 1992.
<F6> Mr. Lyons received $47,917 of his bonus amount as a one-time award made pursuant to the terms of his initial employment arrangements.
<F7> Mr. Lyons became an executive officer in June 1993.
<F8> Mr. Henderson became an executive officer in September 1992.
<F9> Mr. Braxton became an executive officer in January 1992.

Option Grants. The following table sets forth information on options granted to the Named Executive Officers in the 1994 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

                       Individual Grants
                       Number of              % of Total
                       Securities             Options
                       Underlying             Granted to           Exercise
                       Options                Employees in         or Base         Expiration  Grant Date
Name                   Granted (#)<F1><F2>)   Fiscal Year          Price ($/Sh)    Date        Present Value ($)<F3>

Robert A. Yellowlees   116,000                24.0%                $14.50           6/01/03     $800,400
J. David Lyons          25,000                 5.2%                 15.25           6/24/03      181,500
James R. Henderson      13,000                 2.7%                 14.50           6/01/03       89,700
Jerry W. Braxton        10,000                 2.1%                 14.50           6/01/03       69,000
Kevin C. Shea           10,000                 2.1%                 14.50           6/01/03       69,000

<F1> The total number of shares covered by options granted to employees in the 1994 fiscal year was 484,900.
<F2> These options were granted under the Company's 1987 Stock Option
     Plan. The option agreements governing these grants provide that during each of the three successive twelve-month periods of continued employment commencing on the grant date, the option becomes exercisable as to cumulative amounts equal to one-third of the total shares covered by such option grant. Pursuant to the 1987 Stock Option Plan, the Stock Option Committee of the Company's Board of Directors at any time before the termination of an option may accelerate the time or times at which such option may be exercised, in whole or in part.
<F3> These grant date values, based on the Black-Scholes option pricing model, are for illustrative purposes only, and are not intended to be a forecast of what future performance will be. The values are based upon the following assumptions: (i) an expected stock price volatility of 0.48%; (ii) a risk-free rate of return of 6.15%; (iii) a current dividend yield of 2.7%; and (iv) a term of grant of 10 years.


Option Exercises and Fiscal Year-End Values. The following table sets forth information on the number and value of unexercised options held by the Named Executive Officers as of May 31, 1994. None of the Named Executive Officers exercised options during the fiscal year ended May 31, 1994.

FY-End Option Values

                       Number of Securities
                       Underlying Unexercised                   Value of Unexercised
                       Options                                  In-the-Money Options
                       at Fiscal Year-End (#)                   at Fiscal Year-End ($)
Name                   Exercisable         Unexercisable        Exercisable        Unexercisable

Robert A. Yellowlees   153,000             215,000              $966,375           $951,750
J. David Lyons               0              25,000                     0             37,500
James R. Henderson       6,250              31,750                54,688            193,312
Jerry W. Braxton        13,500              23,500                63,000             85,500
Kevin C. Shea           28,417              28,250               168,752            125,500

Retirement Plan. The Company maintains the National Data Corporation Employees' Retirement Plan (the "Retirement Plan"), which provides monthly benefits upon retirement to eligible employees, including officers. Most employees become participants in the Retirement Plan after meeting certain minimal eligibility requirements. The benefits provided upon normal retirement at age 65 are equal to the sum of (i) a basic benefit based solely on the number of the employee's completed years of continuous service at his normal retirement date and (ii) a supplemental benefit calculated under a formula based on years of continuous service and the employee's average earnings during the five years of highest compensation during the ten years preceding his retirement, reduced by an amount equal to 75% of the primary social security benefits to which the employee is entitled. The term "earnings" for purposes of the Retirement Plan means compensation of any kind paid by the Company to the participating employee as reported on Internal Revenue Service Form W-2, but excluding the cost of certain employee benefits (as defined) and excluding amounts which become taxable to the employee under a stock option or other stock plan. The Retirement Plan covers all eligible employees retiring after its effective date. The following table shows estimated annual retirement benefits payable to participants in the Retirement Plan on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. The annual benefit amounts have been computed by multiplying the monthly benefit payable under the Retirement Plan by 12.

Highest                        Estimated Annual Retirement Benefits
Five-Year Average              Years of Continuous Service <F1>
Annual Earnings                15         20        25         30         35

$144,000                       $33,120    $44,160   $ 55,200   $ 66,240   $ 77,280
 192,000                        43,620     58,560     73,200     87,840    102,480
 240,000                        54,720     72,960     91,200    109,440    127,680
 288,000                        65,520     87,360    109,200    131,040    152,880
 336,000                        76,320    101,760    127,200    152,640    178,080
 384,000                        87,120    116,160    145,200    174,280    203,280
 432,000                        97,920    130,560    163,200    195,480    228,480
 480,000                       108,720    144,960    181,200    217,440    253,680

<F1> The average annual earnings for the highest five years over the last
     10-year period and the eligible years of credited service as of May 31, 1994 for each of the Named Executive Officers was as follows: Mr. Yellowlees (2 years) $548,682; Mr. Lyons (1 year) $224,552; Mr. Henderson (1-9/12 years) $190,266; Mr. Braxton (2-4/12 years) $142,115; Mr. Shea (7-2/12 years) $159,706. The amounts shown in the column "Salary" in the Summary Compensation Table above are substantially equal to the compensation of the individuals named in such table for purposes of the Retirement Plan.

The amounts shown in the foregoing table are subject to reduction by an amount equal to a portion of the Social Security benefits payable to participants. Also, under current law the retirement benefit for an employee at age 65 cannot exceed $112,221 per year.

Employment Agreements.
Robert A. Yellowlees. The Company entered into an employment agreement with Robert A. Yellowlees, effective as of May 18, 1992, providing for his employment as Chief Executive Officer for a term continuing through May 17, 1995. The agreement also provides that Mr. Yellowlees will serve as Chairman of the Board and that during the term of the agreement the Company will use its best efforts to cause him to be nominated and elected as a director of the Company.

The agreement provides for a minimum annual base salary of $395,000, subject to yearly review, and additional annual bonus targets equal to Mr. Yellowlees' base salary for each year for which the bonus is to be paid. The actual bonus paid for any year may range from none to 150% of the target amount and will be based upon qualitative and quantitative standards agreed upon by Mr. Yellowlees and the Company, upon recommendation by the Compensation Committee of the Board of Directors and approval by the Board. The bonus will be paid, at Mr. Yellowlees' election, in whole or in part, in shares of Common Stock. Mr. Yellowlees is also entitled to participate in all other benefit plans maintained by the Company for executive officers, and his years of service as a director while an employee will be included in his years of service for purposes of determination of eligibility for benefits under and computation of the amount of benefits payable under the Retirement Plan for Non-Employee Directors described above. See "Retirement Plan for Non-Employee Directors." In addition, the Company is required to maintain on behalf of Mr. Yellowlees, or reimburse Mr. Yellowlees for the premiums paid for, specified life insurance and additional disability insurance coverage, with the Company's payments not to exceed $55,000 per year.

Pursuant to the agreement, Mr. Yellowlees was granted an initial option for 90,000 shares of Common Stock at an option price of $9.25 per share under the Company's 1987 Stock Option Plan and was awarded 109,000 shares of Common Stock as Restricted Stock under the Company's 1983 Restricted Stock Plan. Of the shares of Restricted Stock, 36,334 were released from escrow on June 1, 1993, 36,333 were released from escrow June 1, 1994 and the remainder will be released from escrow on June 1, 1995.

Upon termination of the agreement prior to expiration of its term (i) as a result of Mr. Yellowlees' physical or mental incapacity, (ii) by the Company other than as a result of specified misconduct by Mr. Yellowlees, or (iii) by Mr. Yellowlees following a significant change in his employment duties or conditions within three years after a change in control of the Company, (a) the Company will be required to pay Mr. Yellowlees a severance benefit equal to three times the greater of (A) his average annual compensation during the preceding three years or (B) his current year compensation plus a bonus amount equal to 75% of his current year salary, (b) the Restricted Stock awarded to him will be fully and immediately vested, (c) all stock options held by Mr. Yellowlees will be fully and immediately vested, and (d) the Company will pay Mr. Yellowlees 75% of the target amount of the bonus for the fiscal year in which his employment was terminated. For purposes of this provision of the agreement, Mr. Yellowlees' average annual compensation is currently $548,682. Also, upon termination of the agreement by the Company than as a result of specified misconduct by Mr. Yellowlees or by Mr. Yellowlees following a significant change in his employment duties or conditions with years after a change in control of the Company, the Company is required to maintain Mr. Yellowlees' participation in existing employee benefit plans until the earlier of three years after his termination of employment or commencement of his full-time employment with a new employer.

The Company, during fiscal year 1994, entered into a first renewal employment agreement with Mr. Yellowlees, as contemplated in the initial employment agreement described above. The three-year renewal agreement will become effective as of May 18, 1995, and is essentially identical to the original employment agreement, except as follows. The renewal agreement provides for a minimum annual base salary of $470,000 which is subject to review by the Board on or about May 18, 1995. Under the renewal agreement, the Company has agreed to grant an additional 300,000 share non-qualified stock option for the three period of the renewal agreement in lieu of three separate grants. The grant contains a premium grant price feature that provides added incentive to increase stockholder value. The option agreement will include the following provisions:
     (A) One-third of the shares subject to the option will have an exercise price equal to the closing price of the Common Stock on the date the grant is formally approved by the Board, contemplated to be May/June of 1995, but not less than $15.00 per share. The shares subject to this grant will vest as follows: 20% on May 17, 1997, an additional 25% on May 17, 1998, an additional 25% on May 17, 1999, and an additional 30% on May 17, 2000.
     (B) One-third of the shares subject to the option will have an exercise price equal to 112% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1998, an additional 25% on May 17, 1999, an additional 25% on May 17, 2000, and an additional 30% on May 17, 2001.
     (C) One-third of the shares subject to the option will have an exercise price equal to 124% of the exercise price for the shares described in (A) above. The shares subject to the grant under this paragraph will vest as follows: 20% on May 17, 1999, an additional 25% on May 17, 2000, an additional 25% on May 17, 2001, and an additional 30% on May 17, 2002.

The option agreement will also provide for the immediate and full vesting of the options in the event of (i) a change in control of the company,
(ii) the death or physical or mental incapacity of Mr. Yellowlees, (iii) the termination of employment of Mr. Yellowlees or (iv) non-renewal of his employment agreement for an additional three year term upon the expiration of the renewal agreement on May 17, 1998.

Executive Severance Agreements. In addition to Mr. Yellowlees' employment agreement described above, the Company has entered into compensation agreements with Messrs. Henderson, Braxton and Shea and certain other key Company officers. The agreements provide that in the event that the executive officer is terminated other than for cause (as defined in the agreements), by reason of death or by reason of disability (as defined in the agreements), or if the officer resigns after a significant change in his employment conditions as specified by the agreements during the three year period following a change in control (as defined in the agreements) of the Company, the officer would be entitled to payment of a severance benefit. The severance benefit would be equal to approximately three times the officer's average annual taxable compensation from the Company during the five year period immediately preceding the officer's termination as described above, with such multiple of three reduced by the number of years, if any, that the officer remained employed by the Company following such change of control. In addition, the Company would be required to maintain the officer's participation in existing group life, medical, accident, and equivalent plans for a period of three years (reduced by the number of years the officer remained employed by the Company following the change of control) or until the executive had earlier taken other full time employment. The amounts of the average annual taxable compensation during the five fiscal years ended May 31, 1994 for the Named Executive Officers who are parties to such agreements were approximately the following: Mr. Henderson $190,266; Mr. Braxton $142,115 and Mr. Shea $159,706.

Stockholder Return Analysis.
The following line-graph presentation compares cumulative stockholder returns of the Company with Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index for the five year period beginning on May 31, 1989 (assuming the investment of $100 in the Company's Common Stock, Standard & Poor's Computer Software and Services Index and Standard and Poor's 500 Stock Index and reinvestment of all dividends).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              5/89   5/90  5/91  5/92  5/93  5/94
National Data Corp            100     46    41    37    49    58
S & P 500                     100    117   130   143   160   167
S & P CMPTR SOFTWR & SVCS     100    114   105   123   165   198

2. AMENDMENT TO 1981 EMPLOYEE STOCK PURCHASE PLAN
The Company's 1981 Employee Stock Purchase Plan (the "1981 Stock Purchase Plan") was approved by the stockholders of the Company at the 1981 Annual Meeting of Stockholders. At the 1990 Annual Meeting of Stockholders, an amendment to the 1981 Stock Purchase Plan was approved that increased the maximum number of shares of Common Stock as to which options may be granted under the 1981 Stock Purchase Plan from 300,000 to 600,000 shares. On July 20, 1994, the Board of Directors approved an amendment to the 1981 Stock Purchase Plan (the "1981 Stock Purchase Plan Amendment") and directed that such amendment be submitted to the stockholders for approval at the Annual Meeting. It is anticipated that management stockholders of the company will grant authority to vote for approval of the 1981 Stock Purchase Plan Amendment.

The 1981 Stock Purchase Plan currently provides that a maximum of 600,000 shares of Common Stock shall be reserved and made available for sale thereunder. Of such reserved shares, 564,106 shares have been issued to employees pursuant to previous purchase periods under the 1981 Stock Purchase Plan. The remaining 35,894 shares are subject to options outstanding in connection with the current purchase period which began on October 1, 1993, and will extend through September 30, 1994. The 1981 Stock Purchase Plan Amendment would increase the maximum number of shares of Common Stock as to which options may be granted under the 1981 Stock Purchase Plan (except by operation of the adjustment provisions of the 1981 Stock Purchase Plan) from 600,000 to 900,000 shares, thereby making an additional 300,000 shares available for issuance under the 1981 Stock Purchase Plan.

Under the 1981 Stock Purchase Plan, participating employees are granted options on the first day of each purchase period designated by the Company's Board of Directors which are automatically exercised on the last day of such purchase period for the purchases of shares of Common Stock through the application of payroll deductions accumulated during such purchase period. With certain specified exceptions for part-time employees and others, all regular employees of the Company and its subsidiaries (a group of approximately 1,500 persons) are eligible to purchase shares under the 1981 Stock Purchase Plan. The price for shares purchased under the 1981 Stock Purchase Plan is the lower of (i) 85% of the average market price of the Common Stock on the first day of the applicable purchase period or (ii) 85% of the average market price of the Common Stock on the last business day of the month in which such purchase period ends. The average market price per share of the Common Stock, as defined for purposes of the 1981 Stock Purchase Plan, was $17.38 on October 1, 1993. The market value of the Common Stock was $20.63 as of September 8, 1994.

The 1981 Stock Purchase Plan is administered by the Stock Option Committee of the Board of Directors of the Company. The Stock Option Committee has full authority to make, administer and interpret equitable rules and regulations regarding the 1981 Stock Purchase Plan or to make amendments to the 1981 Stock Purchase Plan as it may deem advisable.

The following tabulation shows as to the Named Executive Officers, all current executive officers as a group, and all employees of the Company as a group (i) the aggregate number of shares of Common Stock subject to options granted under the 1981 Stock Purchase Plan during the period from June 1, 1993 through May 31, 1994 and the average maximum per share Option Exercise Price thereof and (ii) the net value of shares of the Common Stock (market value less exercise price) realized for options exercised during such period (which options are not necessarily the options granted during the period).

                               Options Granted                           Options Exercised
                                                                         Aggregate Net
Name and Position              Shares (#)           Price ($/sh)         Value Realized ($)

Robert A. Yellowlees
 Chairman and Chief
 Executive Officer, President  1,438                $14.77               $30,116
 and Chief Operating Officer

J. David Lyons
 Executive Vice President,
 Marketing & Sales                 -                     -                     -

James R. Henderson
 Executive Vice President,
 Health Care Application           -                     -                     -
 Systems and Services

Jerry W. Braxton
 Executive Vice President
 and Chief Financial Officer     528                 14.77                17,010

Kevin C. Shea
 Executive Vice President,
 Retail Applications Systems
 and Services                    704                 14.77                13,606

All current executive
 officers                      2,670                 14.77                67,530

All employees                 62,150                 14.77             1,024,094

The 1981 Stock Purchase Plan is designed to qualify as an Employee Purchase Plan under Section 423 of the Internal Revenue Code of 1986, as amended. A general summary of the federal income tax consequences regarding the 1981 Stock Purchase Plan is stated below.

Neither the grant nor the exercise of options granted under the 1981 Stock Purchase Plan will have a tax impact on the participant or the Company. If an employee disposes of the stock acquired upon the exercise of his option any time after two-years from the date of grant, then the employee will recognize ordinary income equal to the difference between (a) the lesser of the fair market value of the stock at the time of disposition or the fair market value of the stock at the date the option is granted and (b) the purchase price of the Common Stock. Any gain in addition to this amount will be treated as long term capital gain. If an employee holds Common Stock at the time of the employee's death, the holding period requirements are automatically deemed to have been satisfied and ordinary income must be realized by the employee's estate equal to the difference between (a) the lesser of the fair market value of the Common Stock at the time of death or the fair market value of the Common Stock at the date the option is granted and (b) the purchase price of the Common Stock. The Company will not be allowed a deduction if the holding period requirements are satisfied. If an employee disposes of Common Stock before expiration of two years from the date the option is granted, then the employee must treat as ordinary income the excess of the market value of the Common Stock on the date of exercise of the option over purchase price of the Common Stock. Any additional gain will be treated as long term or short-term capital gain or loss, as the case may be. The Company will allowed a deduction equal to the amount of ordinary income recognized by employee.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for the approval of Proposal 2. With respect to abstentions, the shares are considered present at the meeting, but since they are not affirmative votes, they will have the same effect as votes against the proposal. With respect to broker non-votes, the shares are not considered present at the meeting for the particular proposal for which the broker withheld authority.

The Board of Directors recommends that stockholders grant authority to vote "FOR" approval of the proposed amendment to the 1981 Employee Stock Purchase Plan. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted "FOR" the proposal.

AUDITORS
Arthur Andersen & Co. served as the Company's auditors for the three fiscal years ended May 31, 1994, and that firm of independent public accountants is serving as auditors for the Company for the current fiscal year which began June 1, 1994. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

SOLICITATION OF PROXIES
The cost of soliciting proxies will be borne by the Company. In addition to solicitation of stockholders of record by mail, telephone, or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock. The Company has also engaged Georgeson & Co. to solicit proxies on behalf of the Company, and it is estimated that Georgeson & Co.'s fees for its services will not exceed $6,000.

OTHER MATTERS
Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, please vote, sign, date, and return promptly the enclosed proxy in the enclosed envelope. No postage is necessary if the proxy is mailed in the United States.

STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented for consideration at the 1995 Annual Meeting of Stockholders of the Company must be received by the Company at its principal executive offices on or before May 25 included in the Company's proxy statement and form of proxy relating to the 1995 Annual Meeting of Stockholders.

SECTION 16(a) REPORTING
Based solely on a review of the copies of reporting forms furnished to the Company, or written representations that no annual forms (Form 5) were required, the Company believes that, during the 1994 fiscal year, all of its officers, directors and 10% stockholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of Common Stock (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934.)